EXHIBIT 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE July 17, 2003

Contact:
Marti Morfitt	Shawn Brumbaugh/Marian Briggs
Chief Executive Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq Symbol: CNXS	mbriggs@psbpr.com

CNS, Inc. First-Quarter Sales Grow 21 Percent, EPS Up 82 Percent

        MINNEAPOLIS, July 17 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today reported increased sales and earnings for the first quarter ended June 30, 2003, results which surpassed analysts’ estimates.

        Net sales for the fiscal 2004 first quarter grew 21 percent to $17.5 million versus $14.5 million in the prior-year quarter. Net income rose 75 percent to $2.8 million, or 20 cents per diluted share, compared to net income of $1.6 million, or 11 cents per diluted share, in the prior-year quarter.

        “We are very pleased with the company’s performance in the first quarter,” said Marti Morfitt, president and chief executive officer, CNS, Inc. “We experienced sales growth across all of our business lines that, coupled with lower cost of goods sold, led to significantly higher gross profit.”

        The improved financial results were driven by domestic sales of Breathe Right Snore Relief™ throat spray and nasal strips, international new product introductions and growing sales of FiberChoice® chewable fiber tablets. Operating expenses for the quarter increased 13 percent compared to the prior year as a result of investment in new product testing for future growth and expansion of successful advertising for FiberChoice tablets.

        “In addition, we remain optimistic about further building our Breathe Right brand through the launch of our newest product, Breathe Right Vapor Shot!™ personal vaporizer,” Morfitt said. “We started shipping this product to retailers in July, and consumers should begin to see it appear on store shelves this fall. The response by retailers has been very encouraging.”

CNS Reports Fiscal 2004 First-Quarter Results

Business Line Results

        Domestic sales of Breathe Right branded products grew to $12.5 million in the first quarter, up 14 percent from $11.0 million in the prior-year quarter. The gain was due to increased sales of the company’s core Breathe Right nasal strips and Breathe Right Snore Relief throat spray.

        International sales of Breathe Right products rose 61 percent to $2.9 million versus $1.8 million in the year-ago period. International sales benefited from the introduction of new items in Japan and Italy, and allergy season promotion activity. For comparison purposes, the prior-year quarter included unusually low international sales, as CNS’ Japanese distributor worked through excess inventory.

        During the 2004 first quarter, after reviewing initial test market results, CNS terminated a marketing test of Breathe Right nasal strips with its distribution partner in China. The company may reassess this market at a future date. “We believe there are many international growth opportunities,” said Morfitt. “We will continue to make thorough assessments as to which markets and distribution partners provide a good return on investment in a reasonable time frame.”

        Sales of FiberChoice chewable fiber tablets contributed $2.0 million in sales during the quarter, an 18 percent gain over $1.7 million in the same quarter last year.

Outlook for Second Quarter and Full Year of Fiscal 2004

        “We expect to achieve higher sales and earnings this year versus the prior year, and we are on target to meet our fiscal 2004 estimates,” said Morfitt.

        For the second quarter of fiscal 2004, ending September 30, 2003, CNS anticipates net sales in the range of $17.5 to $19.5 million, compared to net sales of $17.4 million in the second quarter of fiscal 2003. Earnings per share are estimated to be between 25 to 27 cents, versus 25 cents per share last year.

        For the fiscal year ending March 31, 2004, the company continues to anticipate that net sales will increase from 7 to 14 percent over fiscal year 2003 to between $85 million and $90 million. Diluted earnings per share in fiscal 2004 are estimated to be in the range of 51 cents to 56 cents, up 11 to 22 percent over the prior fiscal year.

CNS Reports Fiscal 2004 First-Quarter Results

Conference Call Webcast

        A conference call to review the first-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the conference call over the Internet by logging onto the CNS Web site at www.cns.com. If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 303-590-3000 (domestic and international), conference call ID #543999. The audio replay will be available beginning at 6 p.m. CT on Thursday, July 17, until 6 p.m. CT on Thursday, July 24. The Webcast version of the conference call will be archived for 12 months at www.cns.com.

About CNS, Inc.

CNS, based in Minneapolis, is a growing company that designs, manufactures and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2003. This news release contains forward-looking statements, which involve risks and uncertainties.

CNS Reports Fiscal 2004 First-Quarter Results Page 4 CNS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,
	2003	2002
Net sales	$17,497	$14,523
Cost of goods sold	5,470	5,319

Gross profit	12,027	9,204

Operating expenses:
Advertising and promotion	4,465	4,115
Selling, general and administrative	3,341	2,763

Total operating expenses	7,806	6,878

Operating income	4,221	2,326
Investment income	194	229

Income before income taxes	4,415	2,555
Income tax expense	1,634	1,000

Net income	$2,781	$1,555

Diluted net income per share	$.20	$.11

Weighted average number of common and
Assumed conversion shares outstanding	14,238	14,193

CNS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30, 2003	March 31, 2003
Current assets:
Cash and marketable securities	$41,145	$41,615
Accounts receivable, net	9,638	11,011
Inventories	4,872	3,266
Other current assets	3,749	5,695

Total current assets	59,404	61,587
Long-term assets	3,567	3,788

Total assets	$62,971	$65,375

Current liabilities	10,685	16,321
Stockholders’ equity	52,286	49,054

Total liabilities and stockholders’ equity	$62,971	$65,375